Exhibit 10.29
SERVICES AGREEMENT

This Services Agreement ("Agreement") is made and entered into as of December 1, 2022, between affiliates Voya Retirement Insurance and Annuity Company ("VRIAC”), an insurance company organized and existing under the laws of the State of Connecticut, and Voya Benefits Company, LLC (“VBC”), a Delaware limited liability company (together the “Parties”).

WITNESSETH

WHEREAS, VRIAC has contractual relationships with employers, plan sponsors, and clients (together “Customers”) to provide various recordkeeping, administrative, claims processing, and customer service functions for agreed upon Health Reimbursement Arrangements (“HRA'”);

WHEREAS, VBC provides such recordkeeping, administrative, claims processing, and customer service functions either directly or through third-parties with which VBC has negotiated agreements;

WHEREAS, VRIAC desires to engage VBC to perform certain of those recordkeeping, administrative, claims processing, and customer service functions as more fully described herein (collectively, "Services"), which may be provided either directly by VBC, or by affiliated or unaffiliated third-parties with which VBC has negotiated agreements, for the benefit of VRIAC;

WHEREAS, VBC is willing to perform such Services for and in the name of VRIAC;

NOW, THEREFORE, in consideration of the mutual understanding and agreements set forth below, and for other good and valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

Services. Subject to the terms, conditions, and limitations of this Agreement, VBC agrees to provide to VRIAC such Services as may be required by VRIAC from time to time to manage its business operations in connection with HRAs and in accordance with service level performance standards agreed to by the parties. Without limiting the generality of the forgoing, and subject to the oversight of VRIAC, VBC agrees to provide the following Services to support HRAs:

i.provide implementation services, including installation of the HRA and participant records, data            file integrations, and plan and participant communication;
ii.provide ongoing administrative and recordkeeping services on claims technology platforms for Customers;
iii.administer participant transactional activity such as:
a.process eligibility, enrollment, contribution, and demographic changes;
b.process claims transactional activity and maintain records of such activity;
c.exchange claims data files with investment recordkeepers;
iv.create and distribute notices, account statements, and reporting for claims related activity;
v.address ongoing Customer communications;
vi.perform non-discrimination testing;
vii.manage and maintain data and voice communications systems;
viii.provide customer service for participants and Employers in the HRA;
ix.provide toll-free number for participants and Customers and respond to customer inquiries;
x.provide Customers with a single point of contact to support plan related inquiries and questions;
xi.provide and support process for escalation of customer services related issues;
xii.provide debit cards to eligible participants;
xiii.approval, and payment of claims benefits;
xiv.support appeals process for denials of claims, and other similar functions.;
xv.manage HRA related operations forms and support updates;
xvi.establish, maintain and operating adequate management information systems, internal controls, and business contingency plans to provide reasonable assurance as to information security and customer privacy in conformity with the standards adopted by VRIAC or required by applicable law;

Exhibit 10.29
xvii.provide claims processing technology platform and support integration of data and information to     and from VRIAC’s investment recordkeeper;
xviii.provide to VRIAC, from time to time, accurate and comprehensive management information reports, and audit reports, as mutually agreed upon, related to the Services;
xix.prepare, maintain, and hold for the benefit of VRIAC any record required or reasonably necessary in connection with the performance of the Services;
xx.train personnel on standard services, operational processes, and procedures pursuant to the HRA;
xxi.provide sales support services, as mutually agreed upon, pursuant to new sales and retention activities for the HRA;
xxii.payment of claims technology platform per participant per month fee billed to VBC for claims active participants in the HRA.

Books and Records. The Parties agree all documents, reports, records, books. files, accounting statements, invoices for Services and other materials developed or maintained by VBC under or related to this Agreement shall be the sole property of VBC. VBC shall keep and maintain or cause to be kept and maintained full and complete documentation and records related to the Services provided including the accounting necessary to support charges for Services for no less than the period required by applicable law and regulation. VBC shall maintain custody of said documentation and records and shall make them available to VRIAC, and the appropriate regulators of VRIAC, or the Connecticut Insurance Department, upon request.

Sub-Contracting. Nothing herein shall be deemed to grant VBC an exclusive right to provide Services to VRIAC to the extent not requested by VRIAC pursuant to this Agreement. VRIAC retains the right to contract with any third-party, affiliated or unaffiliated, for the performance of Services or for the use of facilities as are available, or have been requested by VRIAC, pursuant to this Agreement. VBC, with VRIAC’s consent, shall have the right to subcontract with any third-party for the performance of Services VRIAC requests VBC to provide, provided VBC shall remain responsible for the performance of such Services by any such subcontractor; and provided further, the charges for any such Services shall be paid by VBC out of the compensation it earns pursuant to Charges for Services provision of this Agreement.

Charges for Services. It is the intention of the parties that the charges for the Services provided under this Agreement be determined in accordance with fair and reasonable standards and that no party realize a profit nor incur a loss as a result of the Services rendered pursuant to this Agreement.

VRIAC agrees to reimburse VBC for all direct costs incurred on behalf of VRIAC and for all indirect costs which may be charged to VRIAC as follows:

i."Direct Costs" include costs incurred by VBC for Services provided directly to VRIAC, including but not limited to:

a.all costs incident to any employee or employees who are employed in rendering Services to VRIAC, such as salary, payroll taxes, and benefits; and
b.the cost of other reasonable and necessary business expenses incurred by employees who are employed in rendering Services to VRIAC such as training, travel, and lodging. Direct Costs shall be charged in accordance with reasonable functional cost studies and/or other information and methodologies used by VBC for internal cost distribution including, where appropriate, an analysis of time spent by each employee providing Services to VRIAC and/or the percentage of administrative systems utilized. Data forthis analysis will be collected through tracking of unit costs of Services, through time studies conducted periodically, or through other methods consistent with customary insurance accounting practices consistently applied in compliance with the National Association of Insurance Commissioner’s Accounting Practices and Procedures Manual. Annually, the bases for determining direct costs shall be modified and adjusted by mutual agreement of VBC and VRIAC, where necessary or appropriate, to fairly and equitably reflect the actual cost incurred by VBC on behalf of VRIAC.

ii."Indirect Costs" include all other costs incurred by VBC in rendering Services to VRIAC, including but not limited to the cost of rent or depreciation of office space, utilities, office equipment, and supplies utilized by employees who are employed in rendering Services to VRIAC. Indirect costs shall be charged to VRIAC based on the proportion of total direct costs chargeable to VRIAC under subparagraph (i), herein.

Exhibit 10.29
In other words, if the direct costs chargeable to VRIAC represents 20% of VBC’s total direct costs, then 20% of VBC’s indirect costs will be charged to VRIAC.

The charges for Direct Costs and Indirect Costs referred to above and set forth in Exhibit A to this agreement shall be made by VBC on a monthly or quarterly basis as appropriate for the particular Service. The Parties intend that the provisions of Services hereunder shall have no impact on the surplus of VRIAC. VRIAC shall not advance any funds to VBC except to pay for Services defined in this Agreement.

In the event the Parties should discover upon review of its accounting by internal auditors, independent auditor, any state insurance department, or other regulatory agency, an amount charged for Services provided hereunder was erroneous, the party discovering the error will give prompt notice of such error to the affected party under this Agreement. Such notice shall contain a description of the accounting error, corrective action and supporting documentation. Any amounts owing as a result of the correction shall be paid within sixty (60) days after notice has been given.

VRIAC shall have the right to inspect and audit, upon reasonable notice to VBC, all books and records of VBC related to the provision of the Services so as to verify the accuracy of all expenses reimbursed under this Agreement.

Confidentiality. The Parties agree all non-public information pertaining to the business of either party, shall be confidential and, unless specifically designated otherwise, held in strict confidence and not disclosed to any non-affiliated third-party unless written authorization to make such disclosure has been provided, or unless required by law, rule, regulation, or a lawful order of a governmental or judicial entity.

Each agree to treat in a confidential manner all records and other information deriving from its provision of the Services, whether disclosed orally or in writing, in electronic format or any other medium, relating to Customers (collectively “information”). VBC agrees not to use the information for any purpose other than the performance of its duties hereunder and not to disclose information to any third-party except as provided by law, provided, however, (i) VBC may use such information in connection with the performance of its duties hereunder and not to disclose Information to any third-party except as provided by law, provided, however, (ii) VBC may use such information in connection with the performance of Services to such Customers, and (iii) may use or may authorize its affiliates to use such information to the extent permitted by law. VBC shall consult with VRIAC prior to any disclosure to any third-party other than a Customer. However, VBC may disclose information without the other’s prior consent if requested by VBC’s regulatory authority and it is deemed to be an appropriate request, or in the opinion of counsel it is required to make such disclosure to comply with any law, regulation, or applicable audit procedure.

Notwithstanding anything herein to the contrary, VBC:

i.shall maintain the confidentiality of any non-public information of Customers; and
ii.has adopted and implemented appropriate administrative, technical, and physical information safeguards for the protection of non-public personal information of Customers in compliance with applicable law.

Authorization. The Parties authorize each other to have all requisite power and authority to execute and deliver, and to perform its respective obligations under this Agreement. The execution and delivery by the Parties and the performance of each of their respective obligations under the Agreement have been duly authorized by all necessary corporate action.

The Parties shall provide each other with proper evidence of the identity of each person authorized to represent it under this Agreement. Such notice shall include the nature and extent of an authorized person's authority. Each party shall be entitled to rely on such notice until changed in writing by the authorizing party.

Indemnification. VRIAC shall indemnify and hold VBC, its officers, directors and employees, harmless against any and all losses, claims, damages, liabilities, or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action, or suit resulting from VRAIC’s negligence or willful misconduct in the performance of or failure to perform its duties and responsibilities under this Agreement, unless such loss is a result of the willful misconduct or negligence on the part of VRIAC or a result of a direction given to VRIAC by VBC.

VBC shall indemnify and hold VRIAC, its officers, directors and employees, harmless against any and all losses. claims, damages, liabilities, or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action, or suit resulting from VBCs negligence or willful misconduct in the performance of or failure to

Exhibit 10.29
perform its duties and responsibilities under this Agreement, unless such loss is (i) a result of the willful misconduct or negligence on the part of VRIAC or (ii) a result of a direction given to VBC by VRIAC.

Promptly after receipt by an indemnified party of the commencement of an action, such indemnified party will, if a claim in connection with the action is to be made against the indemnifying party, notify the indemnifying party of its commencement. The failure of the indemnified party to notify the indemnifying party will not relieve the indemnifying party from any liability it may have to the indemnified party otherwise under this provision. If any such action is brought against the indemnified party, and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to assume the defense of the claim, with counsel satisfactory to such indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of the claim, the indemnifying party will not be liable to the indemnified party under this agreement for any legal or other expense subsequently incurred by such indemnified party in connection with the defense of the claim other than reasonable costs of investigation. The indemnified party shall, in no event admit liability or make any compromise in any action under this agreement, except with the indemnifying party's prior written consent. Consent shall not be unreasonably withheld.

Oversight.
a.Availability of Personnel. In connection with the performance of Services, and for a reasonable time after any termination of this Agreement, if requested, VBC will furnish personnel familiar with such activities or with specific matters and make such personnel available to assist, advise, and respond to inquiries by VRIAC and VRIAC’s Customers.

b.Reports by VBC. VBC shall promptly submit such periodic and special reports and other data to VRIAC as may be required or reasonably requested, including but not limited to, reports related to information security programs of VBC. Promptly on request, VBC shall make available to such persons' appropriate personnel to explain and discuss any of such reports or data.

c.Standard of Care. In performing Services hereunder, VBC shall exercise the same degree of care it would exercise in providing recordkeeping services to Plans, which shall include assuring the maintenance of accurate and reliable books and records and complying with applicable law and any policies or directions of VRIAC with respect to the Services.

d.VBC Entitled to Act in Separate Capacity. Except as otherwise expressly provided herein, this Agreement shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, VBC in its individual capacity. VBC and each of its affiliates may, for their own benefit provide product to, and perform Services for any person and generally engage in any kind of business without regard to its status hereunder.

e.Delegation. To the extent any legal requirement applicable to VBC requires VRIAC carry out any delegation pursuant to a contract bet ween the Parties, the Parties agree that this Agreement shall constitute such written agreement.

Supervision.
a.Supervision of Operations. The day-to-day supervision and administration of VBC’s performance of Services for VRIAC shall be the responsibility of VBC.

b.Regulatory Review and Examination. The Parties agree to permit regulatory examination of each other’s activities to the extent required by any appropriate auditors, examiners, and governmental authorities responsible for examining the Parties including the Connecticut Insurance Department. To the extent VBC is maintaining records on behalf of VRIAC, VBC agrees to make sure records are available for review upon VRIAC’s request.

Receivership of VRIAC. If VRIAC is placed in receivership or seized by the Commissioner under Chapter 704c of the Connecticut General Statutes, (a) all rights of VRIAC under this Agreement will extend to the receiver or Commissioner, as applicable, and (b) all books and records relating to the Services will be made available to the receiver or the Commissioner immediately upon request thereby. VBC will continue to maintain any systems, programs or other infrastructure notwithstanding a seizure by the commissioner and will make them available to the receiver for as long as VBC continues to receive timely payment for Services rendered.

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Assignment. Neither party may assign its respective rights and responsibilities as described in this Agreement without the prior written consent of the other party, or without prior written approval of the Connecticut Insurance Department. Assignment by VRIAC of all or a portion of its rights or obligations under this Agreement to any affiliate shall be incorporated into this Agreement in accordance with the Connecticut insurance holding company law notice and/or approval provisions governing transfers and assignments.

Entire Agreement. This Agreement, as amended from time to time as described herein, represents the entire agreement between the Parties. The Parties may, from time to time, enter into additional or other written agreements relating to other aspects of this business relationship. Such agreements shall be considered a part of this Agreement and incorporated by reference. Neither party shall have any duties or responsibilities other than as specified or incorporated herein by reference.

Amendment. This Agreement may be amended only by mutual written consent of the Parties; provided any such amendment is incorporated directly into the in accordance with the Connecticut insurance holding company law notice and/or approval provisions.

Effective Date. This Agreement shall be effective as of December 1, 2022 (the "Effective Date") and shall end on the 31st day of December 2022. This Agreement shall be automatically renewed on the first day of each calendar year thereafter for a twelve-month period under the same terms and conditions, subject to the provisions for termination set forth below.

Termination. This Agreement may be terminated in whole or in part, with or without cause, by the Parties by providing at least ninety (90) days or more prior written notice of intent to terminate this Agreement, provided electronic data processing services shall not be terminated by either party until one hundred and eighty (180) days or more advance written notice of termination. Subject to the terms (including any limitations and restrictions) of any applicable software licensing agreement then in effect between VBC and any licensor, VBC shall, upon termination of this Agreement, grant to VRIAC a perpetual license, without payment of any fee, in any electronic data processing software developed or used by VBC in connection with the Services provided to VRIAC hereunder, if software is not commercially available and is necessary. If VBC is unable to provide any Services itself, such termination shall not be effective until the acceptance of an appointment by a successor service provider. Any Services provided following the date of termination which, by their nature, continue after termination shall be provided under the same terms and conditions which prevailed at the time of such notice. VBC shall promptly deliver all books and records that are, or are deemed by this Agreement, the property of VRIAC.

The obligations of VBC under the Confidentiality and Books and Records provisions shall survive any termination of this Agreement.

Notices. All notices, requests, and communications required or permitted under this Agreement shall be in writing and deemed given when addressed to the applicable address set forth below; and (i) delivered by hand to an officer of the other party, (ii) deposited with the U.S. Postal Service, as first-class certified or registered mail, postage prepaid, or (iii) deposited with an overnight courier. Any notice of change of address shall be given in the same manner.

For VRIAC:

Legal Department
Voya Retirement Insurance and Annuity Company One Orange Way
Windsor, CT 06095

For VBC:

Legal Department
Voya Benefits Company, LLC 20 Washington Ave S. Minneapolis, MN 55401

Remedies. The Parties agree that nothing in this Agreement shall be interpreted or construed to deprive, or otherwise limit or restrict, the Parties from any right or remedy for any breach or default by the other party in the performance of its obligations under the Agreement. In no event shall either party be liable to the other for any indirect, special, incidental, consequential or punitive damages. The Parties agree that nothing in this section shall be

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deemed to derogate from the rights of the Parties to indemnification as provided for under the Indemnification provision of this Agreement.

Review. Upon reasonable prior notice, each of the Parties shall have the right to review records and hold discussions with employees of the other party regarding their performance under this Agreement.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to the conflict of laws or rules requiring the application of any law other than the laws of Connecticut.

Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, on which an amicable understanding cannot be reached between the Parties shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective date above.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

By:     /s/ Laurie A. Lombardo
Name:    Laurie A. Lombardo
Title:    Vice President

VOYA BENEFITS COMPANY, LLC

By:     /s/ Nate Black
Name:     Nate Black
Title:    Vice President

Exhibit 10.29

Exhibit A

Reimbursement for Expenses:

On a quarterly basis, VRIAC shall reimburse VBC for VBC’s costs to support the HRA (the “Reimbursement”) based on a mutually agreed upon Per Participant Per Month Fee (PPPM) fee schedule. The fee schedule1 shall include two fee components:

i.PPPM rate not to exceed $3.25 for Services which is applicable to all HRA participant accounts; and
ii.An additional PPPM rate not to exceed $0.50 for the claims technology platform which is applicable to HRA participant accounts in a claims active status.

The Reimbursement amount shall be determined as of the end of each calendar quarter based on the associated PPPM fee schedule multiplied by the most recent month end number of participant accounts.

Example of Reimbursement Calculation

PPPM Fee Type	Example of Calculation
PPPM For Service	PPPM fee rate multiplied by total number of HRA participants as of the most recent month end.
PPPM for Claims Technology Platform	PPPM fee rates multiplied by total number of HRA participants in a claims active status as of the most recent month end.

1 Annually, the bases for determining direct costs shall be modified and adjusted by mutual agreement of VBC and VRIAC, where necessary or appropriate, to fairly and equitably reflect the actual cost incurred by VBC on behalf of VRIAC.